UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Gladstone Investment Corporation
(Name of Registrant as Specified In Its Charter)

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On Tuesday, July 1, 2008 at 11:00 am ET, Gladstone Investment Corporation (the “Company”) held a conference call regarding the proposals included in the Company’s Definitive Proxy Statement, which was filed on June 20, 2008 (the “Call”).  A script of the Call is attached below.

Gladstone Investment Special Shareholders Call for the Proxy Statement

Script for call on July 1, 2008 at 11:00 AM

Thank you Jackie for that introduction.

Hello and good morning.

This is a special call to explain the items in the proxy for shareholders and analysts of Gladstone Investment,  NASDAQ trading symbol GAIN.

Thank you all for calling in. We are happy to talk to shareholders and you all know that you have an open invitation to visit us here in the Washington, DC area. Please stop by at the office in McLean Virginia and say hello.  You will see some of the finest people in the business.

We invite you all to come to the shareholders meeting on August 7, 2008 at 11am at the Hilton Hotel in McLean Va. 7920 Jones Branch Drive.  If you are not coming, then please vote your shares using your proxy so that we get the votes in.  You can vote your proxy by mailing in your proxy card. And you can vote by calling (866) 391-7007, but if you call you have to have your proxy card with the proxy control number. With that control number, you can also enter your vote at www.proxyvote.com.  And you can vote by calling your broker and your broker can help you vote too.

Before I begin I need to read a statement about forward looking statements.

This conference call may include statements that may constitute “forward-looking statements” within the meaning of Securities Act of 1933 and of the Securities Exchange Act of 1934 including statements with regard to the future performance of the Company.

These forward-looking statements inherently involve certain risks and uncertainties, even though they are based on our current plans. We believe those plans to be reasonable.

There are many factors that may cause our actual results to be materially different from any future results that are expressed or implied by these forward-looking statements, including those factors listed under the caption “Risk factors” in all our Form 10K fillings as filed with the Securities and Exchange Commission and can be found on our web site at www.GladstoneInvestment.com and the SEC web site.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Again thank you all for calling in.  I know these are trying times for all of you. As shareholders we have all watched the stock price continue to drop along with the market for all financial stocks. Some of the financial stocks are off 50 to 75%.  We have watched the way the market has treated our stock and just do not understand what is going on. It is a very difficult time for shareholders.

The volume last Friday was extremely high.  Millions of shares traded and it is hard to say what that means.  We think it may be from the notice that our stock has been selected to be added to the Russell 3000 which is a very broad index for the stock market.  There are some mutual funds and other money managers that buy based on the Russell 3000 so I hope the increased volume is from that event.

Before starting with the matters in the proxy, I want you to know that we will have our quarterly earnings call for the quarter ending June 30, 2008, sometime around the first week in August, so I will not be able to answer questions about the 10-Q we are planning to file for that quarter (or the June quarter earnings) on this call.

I can say that our fund is performing well in these trying times compared to others. And just to make sure we all remember, as our most recent filings showed, this fund does not have any investments in home mortgages or the housing industry nor do we intend to make any.  We have no home mortgages in our portfolio and never have.  Also we do not have investments in the automobile industry such as suppliers to Ford, GM or Chrysler.

But please do not ask any questions about the earnings for the June quarter because until we release our quarterly numbers I cannot discuss them at all.

I can tell you that we will have our board meeting a week from Wednesday, and I expect our board to declare our monthly distributions as we have before. We have no plans to cut the dividend then or in the foreseeable future.

Now let’s turn to the proxy. In the proxy we have asked shareholders to vote on a number of things. Some are easy to understand and others are not as easy.

1.                                       First we are asking you to elect directors.  No need to explain that because we do that every year.

2.                                       Second we are asking you to approve a proposal to authorize our fund to offer and issue long-term rights (such as warrants) to purchase shares of our common stock at an exercise price per share that will not be less than the greater of the market value or net asset value of our common stock at the time they are issued.  The reason we are asking you to do this is that it may be very advantageous for our fund to issue long term debt with warrants or to issue long term convertible debt. This could give us a very nice interest rate as compared to the interest rate that we can get on regular debt.  In times like these we need to have a lot of different ways to raise money so that our fund can continue to grow. Please notice that we cannot issue the stock options or warrants (or the conversion feature) at below net asset value.  So there is no immediate dilution to shareholders at the issuance of the options or warrants. If we issue some warrants it will be because we are putting together a package of securities that can enhance the common stock of the company.  We have no plans to issue any warrants today and while we asked the board to approve sending this request to shareholders we have not discussed the particulars of using them with our board. We would need board approval to issue warrants. I don’t want to begin such a discussion until shareholders have given their approval.  So I hope you will vote for this proposal.

In this second proposal – that is the ability to issue warrants – we are asking shareholders to approve something that other business development companies, or BDCs, are doing or talking about doing. We do not know when or if we may want to do this, but it is one more way to help finance our growth, and shareholder permission is necessary to do so.  None of these warrants or purchase rights would be issued to management or our management company or to any of the folks working for the management company because that is prohibited by the 1940 Act.  This is not a way to pay management.  It is a way to sell warrants (or other long-term purchase rights) to potential buyers of the company’s securities and to get some capital in without any immediate effect on the distributions to shareholders since, warrants do not have a dividend or distribution required.  We may also want to issue convertible debt and we need this approval to do so.  Let me say again we do not have any present plans to issue any convertible debt or warrants but we want the flexibility to do so if the situation is right for the company.  We simply wish to have the ability to do this if the situation will give us a better outcome.

3.                                       Third we are asking shareholders to approve a proposal to authorize our fund to sell shares of our common stock at a price below our then current net asset value per share.

Many BDCs are asking shareholders to do this because almost all of the BDCs today are selling at below their net asset value per share.  As you all know our fund must pay out 98% of our income to avoid paying taxes. And we do that each year.

This means the only way to grow is to raise equity or debt.  We are limited by law to having less than our equity in the amount of debt (in other words, a 1:1 debt to equity ratio) so none of the companies like ours are highly leveraged.  And that is a good thing.  And we have a line of credit for the amount of equity we have issued so there is no room to grow our debt beyond where it is today.  We currently have some capacity on that line, but it is expected to be fully drawn on over the next six months.

In order to grow we will need to raise equity some time in the distant future. With the stock price so low it is not possible in the current environment except as a rights offering.  As you all know we did a rights offering and it was fully subscribed. So in that sense the rights offering was a success. What was not good is that some speculators purchased the rights on the open market, shorted the stock, and then used the rights to buy the stock at a lower price and cover their short positions.  We were shocked to see how low the stock fell during that subscription period.  I consulted with three different Investment Bankers on this and followed their recommendation. But we and other BDCs had the same experience. So rights offerings are not the most attractive method of raising capital for our fund.

If at the time of the rights offering, we had shareholder approval to sell stock below net asset value, then we could have instead completed an overnight stock offering.  In light of the experience that we gained with the rights offering, we now believe that such an overnight offering might not have the same likelihood of a fall off of the stock price due to the short interests’ activity.

We need your vote to put in place - this ability to sell below net asset value in order not to have to do another rights offering.  Doing overnight offerings does not let the short seller come in and push down the stock price, so we need your help to put this in place.

Let me add one other item. We presently have no intent to sell stock today at this low price.  We have money in place from the rights offering and we have about $145 million of senior syndicated loans to be redeployed. So we should be in good shape for quite a while.  We are not planning a stock offering until we use up most of that money from our line of credit and the redeployment of the $145 million. And, although things may change, right now we believe it will take a while for us to use up the funding we have in place.

We need to have this proposal to pass so we have an alternative to a rights offering.

4.                                     Finally we need shareholders to ratify the selection by our audit committees’ of PricewaterhouseCoopers as our independent auditor for the next year end.

Those are the proposals that are in the proxy.  Now I must ask all of you to please vote your shares.  It is ever so costly and time consuming to get shareholders to vote. The fund spends thousands of dollars trying to contact voters to vote on these issues, so please vote your shares.  I would like to pay that money out as a dividend and not spend it on efforts like this.

And our dividend has been $0.8 per month a run rate of $0.96 per year.  A week from Wednesday we will have our board meeting to declare the payout for July, August and September.

Summary

As far as we can see out the economy is not in as bad a shape as the mainstream media would make it out to be. There is a credit squeeze because banks have slowed down their lending. That hurts the economy a lot because there is no debt money to finance growth.  But we can only see a couple of quarters out so we want to be careful.  We are stewards of your money.  We will stay the course and continue to be conservative in our investment approach.

We invite you all to come to the shareholders meeting on August 7, 2008 at 11am at the Hilton Hotel in McLean Va., 7920 Jones Branch Drive. We would like to see you all there and talk about the company and answer your questions at that meeting. If you are not coming, then please vote your shares of stock so that we get past this.  You can vote your stock by mailing your proxy.  You can vote by calling your broker.  And you can vote by calling (866) 391-7007, but you have to have your proxy card with the proxy control number.  If you have your proxy control number you can vote by going to www.proxyvote.com.  If you haven’t received your proxy in the mail yet, it should be coming very soon so please look for it, it will include more information on these proposals, which you should read carefully, and it will also contain the proxy control number on your card which you will need to vote by phone or on the internet.  But please vote so we can continue to grow the company.

That is the end of the call.